UNANIMOUS WRITTEN CONSENT WITHOUT A MEETING OF
                             THE BOARD OF DIRECTORS
                                       OF
                          SATTEL GLOBAL NETWORKS, INC.


The undersigned, being all the directors of Sattel Global Networks, Inc., a Corlorado corporation (the "Corporation"), hereby consent to the adoption of the following resolution by written consent without a meeting this 20th day of February 2001, pursuant to the Colorado Revised Statutes, as amended;

WHEREAS, on or about December 19, 2000, the Corporation entered into an Acquisition Agreement ("Agreement") with Seville Group a copy of which is attached hereto. Pursuant to the Agreement, if certain terms were not met by February 20, 2001, the Agreement would be terminated en toto. The terms were not met and the Agreement has been terminated. A condition of that termination required that George Weischadle resign as President, Treasurer and Director, Stan Cohen resign as Vice-President and Director, John Schilling as Vice-President, Jill Luna as Secretary, Edgar Benavente as a Director and Werner Grieder as a Director; and

WHEREAS, the Corporation now hereby accepts those resignations as set forth herein to be effective as of February 20, 2001, and hereby appoints Daniel Motsinger as President and Treasurer, and Richard Muller as Secretary.

THEREFORE, BE IT RESOLVED, that the Corporarion accepts the resignations of George Weischadle as President, Treasurer and Director, Stan Cohen as Vice-President and Director, John Schilling as Vice-President, Jill Luna as Secretary, Edgar Benavente as a Director and Werner Grieder as a Director as set forth herein to be effective as of February 21, 2001, and hereby appoints Daniel Motsinger as President and Treasurer, and Richard Muller as Secretary; and

BE IT FURTHER RESOLVED, that the Corporation's Secretary, Richard Muller, send a conformed copy of this Resolution to the Corporation's Transfer Agent, Signature Stock Transfer; and

BE IT FURTHER RESOLVED that the directors of this Corporation are empowered and directed, in the name of and on behalf of this Corporation, to execute and sign this resolution; and the officers of this Corporation are empowered and directed in the name of and on behalf of this Corporation to execute and deliver all documents, to make all payments, and to perform any other act as may be necessary from time to time to carry out the purposes and intent of these resolutions. All such acts and doings of the officers of this Corporation consistent with the purpose of this resolution is hereby authorized approved ratified and confirmed in all respects




Dated:___________________


/s/________________________________________            /s/_____________________
George Weischadle, President, Treasurer and Director   Werner Grieder, Director


/s/_______________________________________             /s/_____________________
Stan  Cohen,  Vice  President  and  Director           Edgar Benavente, Director


/s/________________________________________            /s/_____________________
John  Schilling,  Vice  President                      Jill  Luna,  Secretary